Exhibit 3

Names and Addresses of the Underwriters

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Itau BBA USA Securities, Inc.

540 Madison Ave., 23rd Floor

New York, New York 10022

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179